Exhibit 99.29

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED) (a)

FOR THE THREE MONTHS ENDED MARCH 31, 2013, 2012 AND 2011

(IN THOUSANDS)

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Net cash provided by operating activities	$96,889	$13,913	$110,802	$70,172	$14,484	$84,656	$59,875	$8,995	$68,870

Cash flows from investing activities:
Decrease (increase) in restricted cash	6,211	—	6,211	10,718	—	10,718	(510)	—	(510)
Change in restricted investments	(7,073)	—	(7,073)	(11,086)	—	(11,086)	—	—	—
Funding of note receivable	—	—	—	(7,500)	—	(7,500)	—	—	—
Proceeds from sale of property and equipment	9,939	4,387	14,326	33,858	601	34,459	5,880	2,418	8,298
Capital expenditures	(57,636)	(4,159)	(61,795)	(44,246)	(2,262)	(46,508)	(39,534)	(1,599)	(41,133)
Payments received on notes receivable	1,034	—	1,034	1,980	—	1,980	1,647	—	1,647
Expenditures on assets held for sale	(833)	—	(833)	(1,719)	—	(1,719)	(3,085)	—	(3,085)
Payments received on assets held for sale	21,828	—	21,828	1,760	—	1,760	4,053	—	4,053
Payments received on equipment sales receivables	596	—	596	5,466	—	5,466	—	—	—
Other investing activities	—	—	—	(500)	—	(500)	—	—	—

Net cash (used in) provided by investing activities	(25,934)	228	(25,706)	(11,269)	(1,661)	(12,930)	(31,549)	819	(30,730)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net	—	—	—	—	—	—	62,994	—	62,994
Repayment of long-term debt and capital leases	(90,133)	(7,162)	(97,295)	(70,523)	(5,522)	(76,045)	(81,765)	(4,487)	(86,252)
Proceeds from long-term debt	3,200	16,000	19,200	—	—	—	—	—	—
Payment of deferred loan costs	(1,257)	—	(1,257)	(5,932)	—	(5,932)	—	—	—
Net borrowings (repayments) on revolving line of credit	—	7,407	7,407	—	(4,542)	(4,542)	—	—	—
Borrowings under accounts receivable securitization	56,000	—	56,000	89,000	—	89,000	22,000	—	22,000
Repayment of accounts receivable securitization	(56,000)	—	(56,000)	(106,000)	—	(106,000)	(57,500)	—	(57,500)
Issuance of stockholders’ loan receivable	—	(30,000)	(30,000)	—	—	—	—	—	—
Distribution to stockholders’	—	(386)	(386)	—	(2,759)	(2,759)	—	(148)	(148)
Other financing activities	2,385	—	2,385	152	—	152	—	—	—

Net cash used in financing activities	(85,805)	(14,141)	(99,946)	(93,303)	(12,823)	(106,126)	(54,271)	(4,635)	(58,906)

Net (decrease) increase in cash and cash equivalents	(14,850)	—	(14,850)	(34,400)	—	(34,400)	(25,945)	5,179	(20,766)

Cash and cash equivalents at beginning of period	53,596	—	53,596	82,084	—	82,084	47,494	1,636	49,130
Cash and cash equivalents at end of period	$38,746	$—	$38,746	$47,684	$—	$47,684	$21,549	$6,815	$28,364

(a)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.